Exhibit (a)(iv)

ARTICLES SUPPLEMENTARY TO

ARTICLES OF INCORPORATION OF

FMI FUNDS, INC.

The undersigned officers of FMI Funds, Inc., a corporation duly organized and existing under the Maryland General Corporation Law (the “Company”), do hereby certify:

FIRST:  That the name of the Company is FMI Funds, Inc.

SECOND:  That the Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as an open-end management investment company.

THIRD:  That the following amendments to the Company’s Articles of Incorporation were approved by a majority of the entire Board of Directors of the Company:

(A) increasing the number of authorized shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), by Three Hundred Million (300,000,000) shares of Common Stock, from Five Hundred Million (500,000,000) authorized shares of Common Stock ($50,000 aggregate par value) to Eight Hundred Million (800,000,000) authorized shares of Common Stock ($80,000 aggregate par value);

(B) designating One Hundred Million (100,000,000) shares of the undesignated Common Stock, following the increase in authorized shares, as “Class B” Common Stock (the “FMI Large Cap Fund” or such other name designated by the Company’s Board of Directors);

(C) designating Three Hundred Million (300,000,000) shares of the undesignated Common Stock, following the increase in authorized shares, as “Class C” Common Stock (the “FMI International Fund” or such other name designated by the Company’s Board of Directors); and

(D) authorizing and directing the filing of these Articles Supplementary for record with the State Department of Assessments and Taxation of Maryland (the “Department”).

FOURTH:  That the total number of shares of Common Stock that the Company has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c), and that the undesignated Common Stock, following the increase in authorized shares, was classified as Class B Common Stock and Class C Common Stock by the Board of Directors under the authority contained in the Company’s charter.

FIFTH:  That immediately before the increase the total number of shares of stock of all classes that the Company had authority to issue was Five Hundred Million (500,000,000) authorized shares of Common Stock ($50,000 aggregate par value), with the table below setting forth the total number of shares of Common Stock of each class immediately before the increase and the respective aggregate par value of such class.

Class	Number of Shares	Aggregate Par Value
Class A Common Stock (FMI Focus Fund)	100,000,000	$10,000
Class B Common Stock (FMI Large Cap Fund)	300,000,000	$30,000

SIXTH:  That as increased the total number of shares of stock of all classes that the Company has authority to issue is Eight Hundred Million (800,000,000) authorized shares of Common Stock ($80,000 aggregate par value), with the table below setting forth the total number of shares of Common Stock of each class as increased and the respective aggregate par value of such class:

Class	Number of Shares	Aggregate Par Value
Class A Common Stock (FMI Focus Fund)	100,000,000	$10,000
Class B Common Stock (FMI Large Cap Fund)	400,000,000	$40,000
Class C Common Stock (FMI International Fund)	300,000,000	$30,000

SEVENTH:  That the first two sentences of Section A of Article IV of the Company’s Articles of Incorporation, as amended to date, are amended in their entirety to read as follows (Section A of Article IV shall otherwise remain the same):

“The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Eight Hundred Million (800,000,000) shares, all with a par value of One Hundredth of a Cent ($0.0001) per share, to be known and designated as “Common Stock.”  The aggregate par value of the authorized shares of the Corporation is Eighty Thousand Dollars ($80,000).”

EIGHTH:  That the respective preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Class B Common Stock and Class C Common Stock are as set forth in Section B of Article IV of the Company’s Articles of Incorporation, as amended to date.

NINTH:  These Articles Supplementary shall become effective as of the time they are accepted by the Department for record.

IN WITNESS WHEREOF, the undersigned officers of the Company who executed the foregoing Articles Supplementary hereby acknowledge the same to be their act and further acknowledge that, to the best of their knowledge, information and belief, the matters set forth herein are true in all material respects under the penalties of perjury.

Dated this 17th day of September, 2010.

FMI FUNDS, INC.

By:               /s/ Ted D. Kellner
Ted D. Kellner, President

Attest:         /s/ John S. Brandser
     John S. Brandser, Vice President

3